Exhibit 10.28

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement’) is made by and between Marc A. Buehler (“Mr. Buehler”) and Kona Grill, Inc. (“Kona”) as of June 3, 2011 (the “Effective Date”).  Terms not otherwise defined herein are defined in that certain Executive Employment Agreement by and between Mr. Buehler and Kona effective as of November 2, 2009 (the “Employment Agreement”).

BACKGROUND

A.           Mr. Buehler serves as 1) an employee, and as Chief Executive Officer and President of Kona; 2) an officer and/or director of certain subsidiaries of Kona; and 3) a member of the Kona Board of Directors (collectively, the “Kona Positions”).

B.           The parties desire to enter into this Agreement pursuant to which Mr. Buehler will resign from all Kona Positions without Good Reason as of the Effective Date and make certain other undertakings as provided in this Agreement in exchange for the “Severance Benefits” described in Section 2 of this Agreement and certain other undertakings of Kona as provided in this Agreement.

NOW THEREFORE, based on the foregoing and the terms and conditions below, Mr. Buehler and Kona, desiring to facilitate a mutually agreeable separation and smooth transition of duties, hereby agree as follows.

1.             Resignation from all Kona Positions as of the Effective Date.

(a)           Resignation.  As of the Effective Date, Mr. Buehler resigns: 1) from employment and as Chief Executive Officer and President of Kona without Good Reason; 2) as an officer and/or director of all subsidiaries of Kona; and 3) from the Kona Board of Directors.  Kona hereby accepts all and each of Mr. Buehler’s resignations hereunder.

(b)           Final Pay and Benefits.  In connection with his resignation, Mr. Buehler shall receive the following payments and benefits in accordance with the Kona’s existing policies or arrangements, or as required under applicable law, pursuant to his employment with the Kona and his participation in Kona’s benefit plans and arrangements:

(i)
Final Pay.  Kona shall pay Mr. Buehler his Base Salary through the Effective Date.  This payment is subject to applicable taxes and withholdings and shall be delivered to Mr. Buehler on or before Kona’s first regularly scheduled payday after the Effective Date.

(ii)
Vested Benefits.  Kona shall provide Mr. Buehler with payment or other entitlement, in accordance with the terms of the applicable plan or arrangement or as required by applicable law, of any benefits to which he has a vested entitlement as of the Effective Date under the terms of Kona’s benefit plans or arrangements.

(iii)
Right to Continue Certain Insurance Benefits.  In accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Mr. Buehler shall have the right to continue after the Effective Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense during the applicable COBRA continuation period.

(iv)
Reimbursement of Business Expenses.  Kona shall reimburse any business expenses properly incurred by Mr. Buehler in accordance with company policy on and before the Effective Date; provided, however, that any such reimbursement must be based on substantiating documentation provided by Mr. Buehler within 30 days following the Effective Date.  Such reimbursement shall be made within 15 days following Mr. Buehler’s written request and submission of appropriate documentation.

2.             Severance Benefits.

In return for “Mr. Buehler’s Promises” (described in Section 4 below), and provided that Mr. Buehler executes this Agreement, Kona shall provide Mr. Buehler with the following compensation and benefits (all and each are the “Severance Benefits”) in connection with the resignation of his employment.  Mr. Buehler will not receive the Severance Benefits unless he makes Mr. Buehler’s Promises.

(a)           Severance Payment.  Kona will pay Mr. Buehler an aggregate of six months Base Salary (gross) in effect as of May 31, 2011, less applicable income tax and other legally required withholding, and any deductions that Mr. Buehler voluntarily authorizes in writing (the “Severance Payment”).  Payment will be in equal installments on successive Kona paydays over a six-month period following the Effective Date, beginning on the first payday that occurs after the Effective Date.

(b)           COBRA.  After the Effective Date, Mr. Buehler is entitled to continue his group health insurance benefits at his cost under applicable law.  As an additional benefit of this Agreement, Kona shall pay to Mr. Buehler each month an amount equal to its current share of the cost of that coverage until (i) six months following the termination of Mr. Buehler’s regular group health insurance benefits due to his resignation or (ii) Mr. Buehler becomes eligible for and obtains group health insurance coverage through subsequent employment, whichever is sooner, in either case as long as Mr. Buehler pays the cost of that insurance and completes and returns the necessary paperwork to continue that coverage.

(c)           Stock Options.  All stock options to acquire Kona Common Stock (“Stock Options”) issued to Mr. Buehler under those certain Stock Option Agreements between the parties that have not vested as of the Effective Date shall terminate as of the Effective Date.  All Stock Options that have vested as of the Effective Date shall remain exercisable pursuant to the terms of such certain Stock Option Agreements granting such Stock Options until October 15, 2011.  For the sake of clarity, Mr. Buehler will have 150,000 Stock Options vested that may be exercised pursuant to the terms thereunder until the close of business on October 15, 2011. This Agreement shall be deemed to modify and amend such certain Stock Option Agreements to provide for such extended exercise period.

(d)           Unused Vacation Time.   Within 30 days of the Effective Date, Kona shall pay Mr. Buehler for his accrued but unused vacation time as of the Effective Date less applicable income tax, other legally required withholding, and any deductions that Mr. Buehler voluntarily authorizes in writing.

3.             Additional Kona Promises.

Further in return for Mr. Buehler’s Promises, Kona also agrees as follows (the “Additional Kona Promises”):

(a)           Release of Claims.  Kona fully and finally releases, gives up, and otherwise relinquishes all of its legal “Claims” (defined below) against Mr. Buehler to the maximum extent permitted by applicable law through the Effective Date.  Kona will not start any lawsuits seeking such Claims against Mr. Buehler except if necessary to enforce the provisions of this Agreement.  The benefits that Kona will receive as set forth in this Agreement are full and fair payment for the release of all of its Claims.  Except as provided in this Agreement, Mr. Buehler does not owe Kona anything else.

For purposes of this Section 3(a), the “Claims” that Kona is hereby releasing, giving up, and relinquishing mean all of Kona’s legal claims for any relief of any kind or nature against Mr. Buehler through the Effective Date including the following:

(i)	All Claims that Kona has, whether or not Kona now knows about or suspects the Claims;

(ii)	All Claims for attorneys’ fees; and

(iii)	All Claims arising out of Mr. Buehler’s employment and the termination of his employment;

For purposes of this Section 3(a), “Kona” means Kona Grill, Inc., and its past and present parent, subsidiary, affiliated, and related entities, and each of them.  Also for purposes of this Section 3(a), “Mr. Buehler” means Marc A. Buehler, and any person who has or obtains legal rights or claims against Marc A. Buehler through Kona.

(b)           Indemnification Obligations.  Kona agrees to honor and continue its indemnification obligations as indicated in Section 10.3 of the Employment Agreement and provide indemnification as required by Delaware law and Kona’s Articles of Incorporation, as amended, and Bylaws.  In addition, Kona agrees to provide Mr. Buehler with all information and documentation reasonably related to any legal claims covered by such indemnification.

(c)           Reduction of Non-Solicitation and Non-Competition Periods Under Employment Agreement.  Kona shall and hereby does amend the restricted periods in Sections 9.1 and 9.2 of the Employment Agreement and used throughout Section 9 of the Employment Agreement to the period of six (6) months following the Effective Date (the “Restricted Period”).

4.             Mr. Buehler’s Promises.

In return for the Severance Benefits described in Section 2 and the Additional Kona Promises described in Section 3 above, Mr. Buehler hereby provides Kona with the following consideration (all and each are “Mr. Buehler’s Promises”).

(a)           Release of Claims.  Mr. Buehler fully and finally releases, gives up, and otherwise relinquishes all of his legal “Claims” (defined below) against Kona to the maximum extent permitted by applicable law through the date on which he signs this Agreement.  Mr. Buehler will not start any lawsuits seeking such Claims against Kona except if necessary to enforce the provisions of this Agreement.  The money and other benefits that Mr. Buehler will receive as set forth in this Agreement are full and fair payment for the release of all of his Claims and constitute consideration with a value in excess of anything to which Mr. Buehler is entitled.  Except as provided in this Agreement, Kona does not owe Mr. Buehler anything else.

For purposes of this Section 4(a), the “Claims” that Mr. Buehler is hereby releasing, giving up, and relinquishing mean all of Mr. Buehler’s legal claims for any relief of any kind or nature against Kona through the date on which Mr. Buehler signs this Agreement, including but not limited to the following Claims arising from Mr. Buehler’s employment and the termination of his employment:

(i)	All Claims that Mr. Buehler has, whether or not Mr. Buehler now knows about or suspects the Claims;

(ii)	All Claims for attorneys’ fees;

(iii)
All Claims and rights for age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefits Protection Act (“OWBPA”), and Texas Commission on Human Rights Act (“TCHRA”); and discrimination and retaliation claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, TCHRA, and any other applicable federal, state, or local law;

(iv)
All Claims arising out of Mr. Buehler’s employment and the termination of his employment, including, but not limited to, breach of contract, breach of implied contract, breach of covenant of good faith and fair dealing, fraud, illegal termination, wrongful termination, defamation, invasion of privacy, promissory estoppel, retaliation, and infliction of emotional distress;

(v)	All Claims for other alleged unlawful employment practices arising out of or relating to Mr. Buehler’s employment or separation from employment; and

(vi)	All Claims for any other form of pay.

For purposes of this Section 4(a), “Kona” means Kona Grill, Inc., and its past and present parent, subsidiary, affiliated, and related entities, and each of them; and past and present agents, officers, directors, employees, shareholders, committees, attorneys, insurers, members, governors, indemnitors, successors or assigns of any and all of the foregoing entities.  Also for purposes of this Section 4(a), “Mr. Buehler” means Marc A. Buehler, and any person who has or obtains legal rights or claims against Kona through Marc A. Buehler.

(b)           Cooperation.  Mr. Buehler has delivered to Kona, or made available for pickup by Kona, any and all of its records and property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, passwords, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of Kona and all copies thereof.  Mr. Buehler has returned to Kona, or made available for pickup by Kona, all equipment, laptop computers, IPads, BlackBerry devices, credit cards, security cards and keys, badges, and files and any other property belonging to Kona, including all copies of same, that were in Mr. Buehler’s possession or control.  Other than in connection with his employment, Mr. Buehler has not downloaded, diverted, or transferred in any manner any files or other data that are the property of Kona.  To the extent that Mr. Buehler has or finds any such files or data on his personal computer or electronic storage devices, he shall destroy all such files and data.  Mr. Buehler’s obligations under this subparagraph shall not apply to, and he may retain copies of, personnel, benefit, or payroll documents concerning only him.

(c)           Notification of New Employers.  During the six-month period following the Effective Date, Mr. Buehler shall notify prospective employers of the existence of his confidentiality, non-competition, and non-solicitation covenants and obligations owed to Kona under the Employment Agreement as amended by this Agreement.  Mr. Buehler hereby reaffirms that he will comply with all of his post-employment obligations to Kona under the Employment Agreement, including those amended by this Agreement during the Restricted Period as now defined.

5.             Additional Agreements and Understandings.

(a)           Non-Disparagement.  Mr. Buehler will refrain from disparaging Kona, its restaurants,  products, services, and other matters pertaining to Kona’s business, and its employees including, without limitation, all and each of the members of its existing and past Board of Directors and executive officers (excluding Mr. Buehler’s predecessor).  In return, Kona’s existing Board of Directors and executive officers will not disparage Mr. Buehler.  It is agreed that Mr. Buehler may truthfully represent to prospective employers and others that he resigned his employment and separated from Kona amicably, Kona appreciates his contributions to its business, and Kona wishes him well in the future, or similar words to that effect.  Kona will confirm these statements to any party requesting a reference on Mr. Buehler, and he will instruct any such inquiring party to contact Kona’s director of human resources for that confirmation.  Mr. Buehler’s obligations under this subparagraph shall not (i) apply to private statements by Mr. Buehler to his family members or tax, financial, or legal advisors or (ii) prohibit truthful statements by Mr. Buehler that are required by law or valid legal process.

(b)           Unemployment Claims.  Kona will not oppose any claim that Mr. Buehler files for unemployment compensation benefits.  However, Kona will report to state officials the Severance Payment that he is receiving in this Agreement for purposes of calculating his benefits and reserves the right to respond to any statement that he makes in support of his claim with which it disagrees.

(c)           Other Compensation.  Mr. Buehler hereby acknowledges that he is not owed any incentive compensation or any other compensation from Kona not otherwise provided herein.

(d)           Other Claims. This Agreement does not prohibit Mr. Buehler from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  If Mr. Buehler has filed or files a charge or complaint, he agrees that the money described in this Agreement is in complete satisfaction of any and all claims in connection with such charge or complaint, and that he is not entitled to any other monetary relief of any kind with respect to the Claims released in this Agreement.

(e)           Public Disclosure.  Mr. Buehler understands that the terms and conditions of this Agreement will be required to be disclosed pursuant to certain required securities filings by with the Securities and Exchange Commission or as otherwise required by law.

6.             Rights to Counsel, Consider, and Revoke; and Additional Provisions for Knowing and Voluntary Waivers.

(a)           Kona hereby advises Mr. Buehler to consult with an attorney prior to signing this Agreement and recommends that he do so.  Mr. Buehler represents that he has been represented by legal counsel of his own selection in connection with the negotiation and drafting of this Agreement.

(b)           Mr. Buehler understands he has 21 days to consider his waiver of rights and claims of age discrimination and retaliation under the ADEA and OWBPA, beginning on the date on which he received this Agreement.  If he signs this Agreement, Mr. Buehler understands that he will then be entitled to revoke his release of any rights and Claims of age discrimination and retaliation under the ADEA and OWBPA within seven days after the date on which he executes this Agreement, and his release of ADEA and OWBPA rights and Claims will not become effective or enforceable until the seven-day period has expired.

(c)           Mr. Buehler understands that if he revokes or rescinds his waivers as provided in this Section, his release of any rights and Claims of age discrimination and retaliation under the ADEA and OWBPA will be invalid and he will not receive the part of the Severance Benefits attributable to such Claims, which the parties agree shall be one month of Base Salary.

(d)           Mr. Buehler has read this Agreement carefully and understands all of its terms.  Mr. Buehler has had the opportunity to discuss this Agreement with his own attorney prior to signing it.  Mr. Buehler enters into this Agreement voluntarily without any pressure or coercion from Kona.  In entering into this Agreement, Mr. Buehler has not relied on any statements by Kona, its employees, or attorneys, other than Kona’s promises in this Agreement.

(e)           Mr. Buehler represents that he has entered into this Agreement, and released his Claims and agreed to the new definition of the “Restricted Period” voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party.

7.             Miscellaneous.

(a)           Binding Effect.  Mr. Buehler understands and expressly agrees that this Agreement will bind and benefit him and anyone who has or claims any legal rights against Kona through him.

(b)           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of Mr. Buehler and Kona. This Agreement will not be assignable by Mr. Buehler.

(c)           Entire Agreement.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by both Mr. Buehler and Kona. This Agreement constitutes the entire understanding between Mr. Buehler and Kona related to its subject matters, and supersedes all prior discussions, representations, agreements, guidelines and/or negotiations with respect to the matters herein.   Except as amended by this Amendment, the parties agree that all of their post-termination covenants, obligations, and rights under the Employment Agreement and the Stock Option Agreements shall remain unmodified, shall remain in full force and effect, and shall continue in full force and effect, and nothing in this Agreement except as provided herein shall act to cancel, amend, or supersede such continuing covenants, obligations, and rights.

(d)           Severability.  In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected.  To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable.  The provisions of this Agreement will, where possible, be interpreted so as to sustain their legality and enforceability.

(e)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the state in which Mr. Buehler resides, applied without reference to principles of conflict of laws.

(f)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

8.            Code Section 409A.

(a)           Savings Clause.  This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A.

(b)           Indemnity.  Notwithstanding any provision in this Agreement or the Employment Agreement to the contrary, in the event that Mr. Buehler becomes subject to any taxes or penalties under Code Section 409A as a result of any provision of this Agreement or the Employment Agreement or any action or inaction of Kona, then Mr. Buehler will be entitled to receive a payment from Kona (“409A Indemnification Payment”) in an amount such that, after payment by Mr. Buehler of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and any taxes or penalties under Code Section 409A imposed upon the 409A Indemnification Payment, Mr. Buehler retains an amount of the 409A Indemnification Payment equal to the amount of any taxes or penalties imposed under Code Section 409A, but not including the amount of any tax under Code Section 409A(a)(1)(A) imposed on the amount of any payments actually received by Mr. Buehler.  All 409A Indemnification Payments payable hereunder shall be made to Mr. Buehler as promptly as practicable following the date the related taxes are incurred, in each case, not later than the end of the taxable year next following the taxable year in which the related taxes are remitted.

IN WITNESS WHEREOF,  Mr. Buehler has hereunto set his hand and Kona has caused this Agreement to be executed in its name, all as of the date first written above.

Date June 3, 2011	/s/ Marc A. Buehler Marc A. Buehler

Date June 3, 2011	Kona Grill, Inc. By /s/ James R. Jundt James R. Jundt, Chairman of the Board